Exhibit 10.48

PROMISSORY NOTE SECURED BY DEED OF TRUST

$2,200,000.00	____________, California
August 13, 2001

              1.           FOR VALUE RECEIVED, FRESH CHOICE, INC., a Delaware corporation, ("Borrower"), promises to pay to the order of MID-PENINSULA BANK, a California banking corporation ("Bank"), c/o Greater Bay Bancorp, 2860 West Bayshore Boulevard, Palo Alto, CA 94303, or at such other place as Bank may from time to time designate in writing, the principal sum of Two Million Two Hundred Thousand and No/100ths Dollars ($2,200,000.00) (the "Maximum Loan Amount"), or so much of that sum as may be advanced under this Promissory Note Secured by Deed of Trust ("Note"), plus interest as specified in this Note from the date of disbursement.  This Note evidences a loan ("Loan") from Bank to Borrower.

              2.           (a) The principal sum outstanding from time to time shall bear interest at the Note Rate, as defined below, and such interest shall be calculated at a daily rate of 1/360ths of one (1) year's interest at the Note Rate times the number of days that principal is outstanding.  The "Note Rate" shall be equal to five eighths of one percentage point (0.625%) per annum in excess of the Prime Rate in effect from time to time.  The "Prime Rate" shall be equal to the Wall Street Journal Prime Rate as quoted daily in the money and investing section of the Western Edition of the Wall Street Journal.

                            (b) The Note Rate shall be subject to adjustment for any increase or decrease in the Prime Rate effective as of the date of each such change.  Should the Wall Street Journal Prime Rate no longer exist, the Prime Rate shall be deemed to be the average prime interest rate for each calendar month (as of the first day of each such calendar month) of the three largest (total assets) banking institutions in the continental United States then determining such prime interest rate.

              3.           Principal and interest shall be payable as follows:

                            (a)         Interest only shall be payable on September 2, 2001.

                            (b)         Commencing on the second day of October, 2001, and continuing on the second day of each calendar month thereafter for eighty-two (82) additional months, monthly installments of principal and interest shall be due and payable. Initially, the amount of the monthly principal and interest installment shall be equal to the amount which would be payable in order to fully amortize the outstanding principal balance hereof as of September 2, 2001  based upon the Note Rate in effect as of September 2, 2001 and a fifteen (15) year amortization period. Thereafter, the monthly principal and interest installments shall, at the sole option of Bank,  be subject to adjustment in response to any changes in the Note Rate to an amount which would be payable in order to fully amortize the then outstanding principal balance hereof  based upon the revised Note Rate then in effect and an amortization period of fifteen (15) years less the number of months elapsed since  September 2, 2001, such change in the monthly installment payments of principal and interest to take effect on the first day of the first calendar month following such change in the Note Rate.

                            (c)         All unpaid principal and interest shall be due and payable in full on September 2, 2008 (the “Maturity Date”), or the accelerated maturity date, whichever shall first occur.

              4.           Upon the execution hereof, Borrower shall pay to Bank in addition to its obligation to pay interest on the indebtedness evidenced hereby, a loan fee in the amount of Sixteen Thousand Five Hundred and 00/100ths Dollars ($16,500.00).

              5.           The principal sum of this Note and all accrued and unpaid interest thereon may be prepaid in whole or in part, at any time without penalty or premium.

              6.           Borrower recognizes that default by Borrower in making the payments herein and in the Deed of Trust, as defined below, agreed to be paid when due will result in Bank incurring additional expense in servicing the Loan, in loss to Bank of the use of the money due and in frustration to Bank in meeting its loan commitments.  Borrower agrees that, if for any reason Borrower fails to pay when due any payment due under this Note, any amount advanced by Bank under the Deed of Trust or the amount due on the Maturity Date or the accelerated maturity date, as applicable, Bank shall be entitled to damages for the detriment caused thereby, but that it is extremely difficult and impractical to ascertain the extent of such damages.

                            Borrower therefore agrees that a reasonable estimate of such damages to Bank is as follows:

                            6.1         In the event Borrower fails to pay any installment payment of interest and principal within ten (10) days after the same is due then Borrower shall pay to Bank an amount equal to five percent (5%) of each such delinquent installment payment of interest and principal ("Late Charge").

                            6.2         In the event Borrower fails to reimburse Bank for any amount advanced by or for the account of Bank which is due hereunder or under the Deed of Trust within ten (10) days after such advance is made by Bank to Borrower, then such unreimbursed amount shall thereafter bear interest at the Default Rate, as hereinafter defined, until paid ("Default Interest").  The term "Default Rate" shall be defined as an interest rate equal to three percent (3%) above the Note Rate in effect from time to time, such interest to be compounded annually.

                            6.3         In the event the payment of principal and accrued but unpaid interest due on the Maturity Date or the accelerated maturity date, as applicable, is not made in full when due, then said unpaid amounts shall thereafter bear interest at the Default Rate, until paid, such interest to be compounded annually.

              7.           This Note is secured by a Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment of Rents and Leases) of even date herewith ("Deed of Trust"), granted in favor of Bank as beneficiary, and by other collateral.  This Note and the Deed of Trust are two of several loan documents executed by Borrower of even date herewith in connection with the Loan (collectively, the "Loan Documents").  Some or all of the Loan Documents contain provisions for the acceleration of the maturity of this Note.

              8.           If any of the payments required by the terms hereof shall not be paid within ten (10) days of the date when the same becomes due, or if the payment due on the Maturity Date is not paid when due, whether by acceleration or otherwise, or upon the occurrence of an "Event of Default" under and as defined in the Deed of Trust which remains uncured or has not been waived upon the expiration of all applicable cure periods, then, or at any time thereafter, the whole of the unpaid principal and interest owing on this Note shall, at the option of Bank and without notice, become immediately due and payable.  This option may be exercised at any time after any such event and the acceptance of one or more installments or other payments from any person thereafter shall not constitute a waiver of Bank’s option.  Bank’s failure to exercise said option in connection with any particular event or series of events shall not be construed as a waiver of the provisions hereof as regards any subsequent event.

              2.           All amounts payable under this Note are payable in lawful money of the United States.  Checks constitute payment only when collected.  Each payment is to be applied when received first to the payment of any Late Charge, as defined herein, then due, next to any unreimbursed sums previously advanced by Bank under the Deed of Trust, with interest thereon at the Default Rate, next to accrued but unpaid interest and any balance shall be used to reduce the principal balance of this Note.

              3.           (i) If after default this Note be placed in the hands of an attorney or attorneys for collection (ii) if after a default hereunder or after an Event of Default under and as defined in the Deed of Trust or under any document referred to therein, Bank finds it necessary or desirable to secure the services or advice of one or more attorneys with regard to collection of this Note against Borrower, any guarantor or any other party liable therefor or for the protection of its rights under this Note, the Deed of Trust or other security for this Note, or (iii) if Bank seeks to have the real property described in the Deed of Trust abandoned by or reclaimed from any estate in bankruptcy, or attempts to have any stay or injunction prohibiting the enforcement or collection of this Note, prohibiting the foreclosure of the Deed of Trust or prohibiting the enforcement of the Deed of Trust or any other agreement evidencing or securing this Note lifted by any bankruptcy or other court, Bank shall be entitled to reasonable attorneys’ fees and all related costs incurred in connection with such proceedings (including, but not limited to, all such attorneys’ fees and costs incurred in any appellate proceedings and/or in the enforcement of any judgment or award rendered in any such proceeding).

              4.           If Bank shall be made a party to or shall intervene in any action or proceeding, whether in court or before any governmental agency, affecting the real property described in the Deed of Trust, or the title thereto or the interest of Bank under the Deed of Trust, including without limitation any form of condemnation or eminent domain proceeding, Bank shall be reimbursed by Borrower immediately upon demand for all costs, charges, and attorneys’ fees incurred by Bank in any such case, and the same shall be secured by the Deed of Trust as a further charge and lien upon the real property described in the Deed of Trust.

              5.           The acceptance by Bank of any payments under this Note after the date that such payment is due shall not constitute a waiver of the rights to require prompt payment when due of future or succeeding payments or to declare a default as herein provided for any failure to so pay.  The acceptance by Bank of the payment of a portion of any installment at any time that such installment is in its entirety due and payable shall not cure such default and shall not constitute a waiver of Bank’s rights to require full payment when due of all future or succeeding installments.

              6.           This Note is governed by the laws of the State of California.

              7.           Borrower shall have no right to assign its rights hereunder or to transfer all or any portion of or any interest in the real property described in the Deed of Trust, except as may be permitted under the terms of the Deed of Trust.

              8.           If Bank delays in exercising or fails to exercise any of its rights under this Note, that delay or failure will not constitute a waiver of any of Bank’s rights or of any breach, default, or failure of condition under this Note.  No waiver by Bank of any of its rights or of any breach, default or failure of a condition under this Note shall be effective unless it is stated in writing signed by Bank.  All of Bank’s remedies in connection with this Note or under applicable law shall be cumulative, and Bank’s exercise of any one or more of those remedies will not constitute an election of remedies.  Time is expressly made of the essence with respect to every provision hereof.

              9.           Borrower understands that Bank may transfer this Note, or sell or grant participations in some or all of Borrower’s indebtedness outstanding under this Note.  In connection with any such transaction, Bank may disclose to each prospective and actual transferee, purchaser or participant all documents and information relating to the Loan.

              16          Borrower and all sureties, endorsers and guarantors of all or any portion of the indebtedness evidenced by this Note waive demand, notice, diligence, protest, presentment for payment, and notice of extension, dishonor, protest, demand and nonpayment of this Note.

              17.         In addition to a foreclosure action under the Deed of Trust, any action brought to enforce this Note may be commenced and maintained, at Bank’s option, in any state or federal district court in California, or in any other court having personal jurisdiction over Borrower or any guarantor.  Borrower irrevocably consents to jurisdiction and venue in such court for such purposes and agrees not to seek transfer or removal of any action commenced in accordance with the terms of this section.  Borrower also waives the right to protest the domestication or collection of any judgment obtained against Borrower with respect to this Note or the loan evidenced hereby in any jurisdiction where Borrower may now or hereafter maintain assets.

              18.         Concurrently herewith, Bank is making a revolving line of credit loan to Borrower in the maximum principal amount of $2,000,000.00.  Any Event of Default under the promissory note, any extension or renewal thereof, or any other document evidencing or securing the said revolving line of credit loan shall constitute a default hereunder and an “Event of Default” under the Deed of Trust.

BORROWER:

FRESH CHOICE, INC., a
Delaware corporation

By:	/S/ David E. Pertl

Its:	Senior Vice President and CFO